Exhibit 99.(a)(5)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

HATTERAS CORE ALTERNATIVES TEI FUND, L.P.

Dated: September 25, 2014

The undersigned, desiring to amend the Certificate of Limited Partnership of Hatteras Core Alternatives TEI Fund, L.P. (hereinafter called the “Limited Partnership”) pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, do hereby certify as follows:

1.                                      The name of the Limited Partnership is Hatteras Core Alternatives TEI Fund, L.P.

2.                                      On June 30, 2014, Hatteras Funds, LLC, a Delaware limited liability company, became the general partner of the Limited Partnership and replaced Hatteras Investment Management LLC as general partner of the Limited Partnership.

3.                                      Article 3 of the Certificate of Limited Partnership shall be amended to reflect the name and address of Hatteras Funds, LLC as the new general partner of the Limited Partnership as follows:

Hatteras Funds, LLC

8540 Colonnade Center Drive

Suite 401

Raleigh, NC 27615-3052

IN WITNESS WHEREOF, the undersigned have duly executed, signed and acknowledged this Certificate of Amendment, as of the date first written above.

HATTERAS INVESTMENT MANAGEMENT LLC

By:	/s/ David B. Perkins
Name: David B. Perkins
Title: Authorized Person

HATTERAS FUNDS, LLC

By:	/s/ David B. Perkins
Name: David B. Perkins
Title: Authorized Person